Exhibit 5.2

May 21, 2019

Spire Inc.

700 Market Street

St. Louis Missouri 63101

Re:	Spire Inc.
Registration Statement on Form S-3
File No. 333-231443

Ladies and Gentlemen:

We have acted as special counsel to Spire Inc., a Missouri corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-231443) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of 10,000,000 depositary shares (the “Depositary Shares) each representing a 1/1,000th ownership interest in one share of the Company’s 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $25.00 per share (“Preferred Stock”), pursuant to the terms of an underwriting agreement, dated May 14, 2019 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. The Depositary Shares are evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to the Deposit Agreement, dated as of May 21, 2019 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the Depositary Receipts. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have either participated in the preparation of or have reviewed and are familiar with, the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, and the Prospectus, dated May 14, 2019, forming part of the Registration Statement (the “Prospectus”), as supplemented by the Prospectus Supplement dated May 14, 2019, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Depositary Shares (the “Prospectus Supplement”). We have also reviewed the Underwriting Agreement and the Deposit Agreement (collectively, the “Transaction Documents”). In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies and the conformity of the Depositary Receipts to the form thereof that we have reviewed. We have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of

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the Depositary Shares in uncertificated form have been duly made in the share register of the Company. In our examination of documents, we have also assumed (a) the due organization, valid existence and good standing under the laws of its jurisdiction of organization of each party to the Transaction Documents, (b) the legal capacity of natural persons, (c) the corporate or other power and due authorization of each of the Company and the other parties signatory thereto to execute, deliver and perform its obligations under the Transaction Documents, and to consummate the transactions contemplated therein, (d) the due execution and delivery of the Transaction Documents by all parties thereto and (e) that the Transaction Documents constitute the valid and binding obligation of each party thereto, other than, in the case of the Deposit Agreement, the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Depositary Shares have been validly issued and the holders thereof are entitled to the benefits provided in the Deposit Agreement and the Depositary Receipts.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

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We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus and the Prospectus Supplement, in each case, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P
AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P